PRESS RELEASE                                          Source: Ronco Corporation

RONCO CORPORATION ANNOUNCES MANAGEMENT
RESTRUCTURING
Wednesday August 9, 10:19 pm ET

SIMI VALLEY, Calif., Aug. 9 /PRNewswire-FirstCall/ -- The Board of Directors of Ronco Corporation (OTC: RNCP.OB - News; the "Company") today announced that it has terminated Richard F. Allen, Sr. from his positions as Chief Executive Officer and President of the Company, effective immediately.

The Board of Directors will conduct an executive search for an individual to serve as the Chief Executive Officer and President of the Company. Effective immediately, the Company has appointed Paul Kabashima, who currently acts as its Chief Operating Officer and interim Chief Financial Officer, to also serve as the Company's interim Chief Executive Officer.

About Ronco: The Company develops, markets and distributes branded consumer products for the kitchen and home. Its products are sold primarily through direct response television marketing by broadcasting 30-minute long advertisements commonly referred to as "infomercials." Ronald L. Popeil, the Company's principal consultant and founder of the Ronco business, began selling products under the Ronco brand over 40 years ago. In June 2005, the Company (at the time operating under the name Fi-Tek VII, Inc.) completed a series of related transactions, pursuant to which it acquired assets comprising the Ronco business. The Company also acquired certain patents and other intellectual property rights from Mr. Popeil. The Company changed its name to Ronco Corporation on June 30, 2005.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any major customers, anticipated and unanticipated trends and conditions in the industry, including future retail and wholesale consolidation, the effectiveness of Ronco's planned advertising, marketing and promotional campaigns, seasonality, the ability of Ronco to contain costs, disruption in the supply chain, Ronco's future capital needs and ability to obtain financing, ability to integrate businesses trademarks, trade names and licenses, changes in the costs of raw materials, labor and advertising, ability to carry out growth strategies, ability to compete, termination or non-renewal of any material agreements to which Ronco is a party, exposure to foreign currency and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Ronco's filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Ronco's filing with the SEC. Any forward-looking statements speak only as of the day hereof and Ronco disclaims any intent or obligation to update the same.


CONTACT: Ronco Corporation, Simi Valley, California

         Paul Kabashima - (805) 433-1030 Ext. 8701



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Source: Ronco Corporation